EQUITABLE
VARIABLE LIFE INSURANCE COMPANY
[LOGO EVLICO]

VARIABLE
LIFE
INSURANCE
POLICY


INSURED PERSON         RICHARD ROE

  POLICY OWNER         RICHARD ROE

   FACE AMOUNT
  OF INSURANCE         $50,000

 DEATH BENEFIT         OPTION A (SEE PAGE 6)

 POLICY NUMBER         XX XXX XXX


WE AGREE to pay the insurance benefits and to provide the other rights and benefits of this policy in accordance with its provisions.
--------------------------------------------------------------------------------
                      Flexible Premium Variable Life Plan

    This is a flexible premium variable life insurance policy. You can:

       o  increase or decrease the face amount of insurance;

       o  make premium payments at any time and, within limits, in any amount;

       o  change the death benefit option;

       o change the allocation of net premiums and deductions among your investment options; and

       o  transfer amounts, within limits, among your investment options.

    All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

    We will put your net premiums in your Policy Account. You may then allocate them to one or more investment divisions of our Separate Account (SA) and to our Guaranteed Interest Division (GID).

    THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT DIVISION OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT
    DIVISION, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIO OF A DESIGNATED INVESTMENT COMPANY. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

    The portion of your Policy Account that is in our GID will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4-1/2% a year.

    THE AMOUNT OF THE DEATH BENEFIT, OR THE DURATION OF INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED ON PAGES 6 AND 8.

    This is a non-participating policy.
--------------------------------------------------------------------------------

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the later of:
(a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, we will refund an amount equal to (A) the premium payments made under this policy; plus (B) any interest added to our GID under this policy; and (C) an amount that reflects the net investment experience (plus or minus) of the investment divisions of the Separate Account under this policy to the date the returned policy is received at our Administrative Office.

      SPECIMEN Secretary                          SPECIMEN President
          Kevin Keefe                               Franklin Maisano


No. 85-300

Contents
--------
Policy Information  3

Table of Guaranteed Maximum
Insurance Cost Rates  4

Who Benefits from this Policy?  5

The Insurance Benefits We Pay  5

Changing the Face Amount of Insurance
or the Death Benefit Option  7

The Premiums You Pay  8

Your Policy Account and How it
Works  9

Your Investment Options  10

The Value of Your Policy Account  11

The Cash Surrender Value of
this Policy  13

How a Loan Can be Made  15

Our Separate Account (SA)  16

Our Annual Report to You  17

How Benefits are Paid  18

Other Important Information  19


In this policy:
--------------

"We," "our," and "us" mean Equitable Variable Life Insurance Company.

"You" and "Your" mean the owner of the policy at the time an owner's right is exercised.

References to amounts and values include all adjustments provided by this policy.


Administrative Office
---------------------

The address of our Administrative Office is shown on Page 3. You should send premium payments and requests to that address unless instructed otherwise.


A copy of the application for this policy and any additional benefit riders are at the back of the policy.


                                  INTRODUCTION

         The premiums you pay, after deductions for applicable taxes, and after deduction of an initial administrative charge from your initial premium payment, are put in your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment divisions of our SA and to our GID.

         The investment divisions of our SA are invested in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

         Our GID earns interest at rates we declare in advance of each policy year. The rates are guaranteed for each policy year. The principal, after deductions, is also guaranteed.

         The duration of life insurance coverage depends upon the amount in your Policy Account. If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable.

         Under either option the death benefit will never be less than a percentage of the Policy Account as stated on Page 6.

         We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the Face Amount of Insurance during the first ten policy years, we may deduct a surrender charge from the Policy Account. This is only a summary of what the policy provides. You should read all of the policy carefully. Its terms govern your rights and our obligations.


     85-300                          Page 2

                               POLICY INFORMATION

INSURED PERSON        RICHARD ROE

  POLICY OWNER        RICHARD ROE

   FACE AMOUNT
  OF INSURANCE        $50,000

 DEATH BENEFIT        OPTION A (SEE PAGE 6)

 POLICY NUMBER        XX XXX XXX


   BENEFICIARY        MARGARET H. ROE

 REGISTER DATE        JUL 26, 1985                       ISSUE AGE 35

 DATE OF ISSUE        JUL 26, 1985                       SEX MALE

                                                         [NON-SMOKER]

  PARTIAL NET CASH
   SURRENDER VALUE
        WITHDRAWAL       MINIMUM WITHDRAWAL IS $500

       POLICY LOAN       MINIMUM LOAN IS $500

          TRANSFER       MINIMUM TRANSFER AMOUNT IS $500

STATE OF RESIDENCE       SPECIMEN


AN  INITIAL  PREMIUM  PAYMENT OF  $500.00  IS DUE ON OR BEFORE  DELIVERY  OF THE
POLICY.

[THE PLANNED PERIODIC PREMIUM OF $500.00 IS PAYABLE [ANNUALLY]].

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFITS AND ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.


FINAL POLICY DATE: THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED PERSON UNTIL THE FINAL POLICY DATE, WHICH IS THE POLICY ANNIVERSARY NEAREST THE INSURED PERSON'S 95TH BIRTHDAY, PROVIDED THE POLICY ACCOUNT IS SUFFICIENT TO COVER THE DEDUCTIONS FOR THE COST TO THAT DATE OF THE BENEFITS OF THIS POLICY AND OF ANY RIDERS TO THIS POLICY. YOU MAY HAVE TO PAY MORE THAN THE PREMIUMS SHOWN ABOVE TO KEEP THIS POLICY AND COVERAGE IN FORCE TO THAT DATE, AND TO KEEP ANY ADDITIONAL BENEFIT RIDERS IN FORCE.

* * * * ADMINISTRATIVE OFFICE: EQUITABLE VARIABLE LIFE INSURANCE COMPANY * * * *
                               SPECIMEN LIFE INSURANCE CENTER
                               100 SPECIMEN ST.
                               CITY, STATE 10001


85-300-3                             PAGE 3

             POLICY INFORMATION CONTINUED--POLICY NUMBER XX XXX XXX
--------------------------------------------------------------------------------

                  ----------TABLE OF EXPENSE CHARGES----------

CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 13):

    [2.000%] OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF THE INSURED PERSON CHANGES RESIDENCE.

INITIAL ADMINISTRATIVE CHARGE:

    [$250] DEDUCTED FROM THE INITIAL PREMIUM PAYMENT.

MONTHLY ADMINISTRATIVE CHARGE:

    [$4.00] DEDUCTED MONTHLY FROM THE POLICY ACCOUNT. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $8 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN POLICY COST FACTORS" ON PAGE 19.

FOR PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE:

    [$25], OR 2% OF THE AMOUNT WITHDRAWN IF LESS, DEDUCTED FROM THE POLICY ACCOUNT WHENEVER THERE IS A PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL.

FOR AN INCREASE YOU ASK FOR IN THE FACE AMOUNT OF INSURANCE:

    [$1.50] FOR EACH $1,000 OF INCREASE (BUT NOT MORE THAN $250) IS DEDUCTED FROM THE POLICY ACCOUNT.

FOR TRANSFERS:

    AFTER THE FIRST  FOUR  TRANSFERS  OF  AMOUNTS  IN A POLICY  YEAR  AMONG YOUR
    INVESTMENT OPTIONS, WE MAY CHARGE UP TO [$25.00] FOR EACH ADDITIONAL TRANSFER IN THAT POLICY YEAR.


85-300-3                       PAGE 3 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX
--------------------------------------------------------------------------------

SURRENDER CHARGES
                                   TABLE
  POLICY                                       POLICY
   YEAR               CHARGE                    YEAR                 CHARGE
   ----               ------                    ----                 ------

     1                 $180                       6                   $180
     2                  180                       7                    144
     3                  180                       8                    108
     4                  180                       9                     72
     5                  180                      10                     36

A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THE POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE IN THE FIRST TEN POLICY YEARS. THE SURRENDER CHARGE AT ANY TIME IN A POLICY YEAR IS EQUAL TO THE LESSER OF (1) THE CHARGE SHOWN IN THE TABLE ABOVE FOR THAT YEAR; OR (2) AN AMOUNT EQUAL TO (A) MINUS (B), WHERE (A) IS 30% OF THE FIRST $360 IN PREMIUM PAYMENTS RECEIVED DURING THE FIRST POLICY YEAR, PLUS 9% OF ALL OTHER PREMIUM PAYMENTS RECEIVED TO SUCH TIME; AND (B) IS THE AMOUNT OF ANY PRO RATA SURRENDER CHARGE PREVIOUSLY MADE UNDER THIS POLICY.

IF THE FACE AMOUNT OF INSURANCE IS REDUCED AT ANY TIME IN THE FIRST TEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM THE POLICY ACCOUNT. SEE PAGE 13 FOR A DESCRIPTION OF THE PRO RATA SURRENDER CHARGE.

THERE ARE NO SURRENDER CHARGES AFTER THE TENTH POLICY YEAR.


85-300-3                       PAGE 3 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX
--------------------------------------------------------------------------------

       ----------TABLE OF GUARANTEED MAXIMUM INSURANCE COST RATES---------


                                             GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                                                 OF NET AMOUNT AT RISK (SEE PAGE 9)

 INSURED                                                                              INSURED
PERSON'S                               INSURED PERSON'S                               PERSON'S
ATTAINED               MONTHLY             ATTAINED                MONTHLY            ATTAINED               MONTHLY
   AGE                  RATE                 AGE                     RATE               AGE                    RATE

   35                  $.17583                55                   $ .87667              75                 $ 5.51333
   36                   .18667                56                     .96000              76                   6.07667
   37                   .20000                57                    1.04667              77                   6.66583
   38                   .21500                58                    1.14000              78                   7.27583
   39                   .23250                59                    1.23917              79                   7.92417

   40                   .25167                60                    1.35000              80                   8.63500
   41                   .27417                61                    1.47333              81                   9.43083
   42                   .29750                62                    1.61333              82                  10.33917
   43                   .32333                63                    1.77250              83                  11.37333
   44                   .35000                64                    1.94917              84                  12.51417

   45                   .38000                65                    2.14333              85                  13.73750
   46                   .41083                66                    2.35083              86                  15.02167
   47                   .44417                67                    2.57250              87                  16.35667
   48                   .48000                68                    2.80917              88                  17.73833
   49                   .51917                69                    3.06500              89                  19.17167

   50                   .56083                70                    3.35333              90                  20.67750
   51                   .61000                71                    3.68167              91                  22.28750
   52                   .66583                72                    4.06000              92                  24.06333
   53                   .72833                73                    4.49583              93                  26.12000
   54                   .80000                74                    4.98333              94                  28.81333



85-300-4                             PAGE 4

WHO BENEFITS FROM THIS POLICY?

OWNER. The owner of this policy is the insured person unless stated otherwise in the application, or later changed.

If the insured person is living on the Final Policy Date defined in the Policy Information section, we will pay you the amount in the Policy Account on that date minus any outstanding loan and loan interest. This policy will then end.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the insurance benefits of this policy. If two or more persons are named, those who survive the insured person will share the insurance benefits equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the benefits to the surviving children of the insured person in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. (You can get such a form from our agent or by writing to us.) The change will take effect on the date you sign the notice. But, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with "How Benefits Are Paid" on Page 17.

ASSIGNMENT. You may assign this policy, but we will not be bound by an assignment unless we have received it in writing. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------
THE INSURANCE BENEFITS WE PAY

We will pay the insurance benefits of this policy to the beneficiary when we receive at our Administrative Office (1) proof that the insured person died before the Final Policy Date; and (2) all other requirements deemed necessary before such payment may be made. These insurance benefits include the following amounts, which we will determine as of the date of the insured person's death:

o  the death benefit described on Page 6;

o  PLUS any other benefits then due from riders to this policy;

o  MINUS any loan (and loan interest) on the policy;

o MINUS any overdue deductions if the insured person dies during the grace period.


85-300-5                             Page 5

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option on Page 18, or (b) the rate required by any applicable law.

Payment of these benefits may also be affected by other provisions of this Policy. See Pages 19 and 20, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.

DEATH BENEFIT. The death benefit will be determined at any time under either Option A or Option B below, whichever you have chosen and is in effect at such time.

Under Option A, the death benefit is the greater of the Face Amount of Insurance, or a percentage (see below) of the amount in your Policy Account. Under this option, the amount of the death benefit is fixed, except when it is determined by such a percentage.

Under Option B, the death benefit is the greater of the Face Amount of Insurance plus the amount in your Policy Account, or a percentage (see below) of the amount in your Policy Account. Under this option the amount of the death benefit is variable.

Under either option, the duration of insurance coverage depends upon the amount in your Policy Account.

The percentage referred to above is the applicable percentage from the following table for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

                                    TABLE OF
                             APPLICABLE PERCENTAGES

              FOR AGES NOT SHOWN, THE APPLICABLE PERCENTAGES SHALL
                DECREASE BY A RATABLE PORTION FOR EACH FULL YEAR

             INSURED                        INSURED
           PERSON'S AGE    PERCENTAGE    PERSON'S AGE    PERCENTAGE
           ------------    ----------    ------------    ----------
           40 and under        250%           65             120%
                45             215            70             115
                50             185        75 thru 90         105
                55             150            95             100
                60             130


85-300-5                             Page 6

CHANGING THE FACE AMOUNT OF INSURANCE OR THE DEATH BENEFIT OPTION.

During the first policy year the death benefit option and the Face Amount of Insurance will be as you chose on the application for this policy, and which are shown in the Policy Information section. At any time after the first policy year while this policy is in force, you may change the death benefit option or the Face Amount of Insurance by written request to us at our Administrative Office, subject to our approval and the following:

1. You may ask us to increase the Face Amount of Insurance if you provide evidence satisfactory to us of the insurability of the insured person. Any increase you ask for must be at least $10,000. There is a charge for such increase that is shown in the Policy Information section. We will deduct the charge from your Policy Account as of the date the increase takes effect. Such deduction will be made in accordance with the "Allocations" provision on Page 10.

2. You may ask us to reduce the Face Amount of Insurance but not to less than the minimum amount for which we would then issue this policy under our rules. If you do this in the first ten policy years, we may deduct from your Policy Account a pro rata share of the applicable surrender charge (see Page
    13).

3. You can change your death benefit option. If you ask us to change from Option A to Option B, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date of change. However, we reserve the right to decline to make such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. If you ask us to change from Option B to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the date of change. Such decreases and increases in the Face Amount of Insurance are made so that the death benefit remains the same on the date of change. We do not require evidence of insurability, nor do we deduct surrender charges or the charge for increases in the Face Amount of Insurance, for such changes.

4. Any change will take effect at the beginning of the policy month that coincides with or next follows the date we approve the request.

5. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 19).

6. You may ask for a change by completing an application for change, which you can get from our agent or by writing to us. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return the policy to our Administrative Office to make a policy change.


85-300-7                             Page 7

THE PREMIUMS YOU PAY

The initial premium payment shown in the Policy Information section is due on or before delivery of the policy. No insurance will take effect before the initial premium payment is paid. Other premiums may be paid at any time at our Administrative Office while the policy is in force and before the Final Policy Date. They may be in any amount subject to the limits described below.

We will send premium reminder notices to you for the planned periodic premium shown in the Policy Information section unless you ask us not to in the application for this policy or later by written notice to our Administrative Office. You may skip planned premium payments or change their frequency and amount.

LIMITS. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase.

We reserve the right not to accept premium payments (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 19).

GRACE PERIOD. The duration of insurance coverage depends upon the Net Cash Surrender Value being sufficient to cover the monthly deductions described on Page 9. If the Net Cash Surrender Value at the beginning of any policy month is less than such deductions for that month, we will send a written notice to you and any assignee on our records at last known addresses stating that a grace period of 61 days has begun, starting with the beginning of that policy month. The notice will also state the amount of the premium payment sufficient to cover 3 monthly deductions.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw the amount in your Policy Account, including any applicable surrender charge; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If the insured person dies during the grace period, we will pay the insurance benefits as described on Page 5.

REINSTATEMENT. If this policy has ended without value, you may reinstate it while the insured person is alive if you:

1.  Ask for reinstatement within 3 years after the end of the grace period; and

2.  Provide evidence of insurability satisfactory to us; and

3. Make a premium payment of an amount sufficient to keep the policy in force for at least 3 months after the date of reinstatement.

The effective date of the reinstated  policy will be the beginning of the policy
month  which   coincides   with  or  next  follows  the  date  we  approve  your
reinstatement application.


85-300-7                             Page 8

YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the Policy Information section. We put the balance (the net premium) in your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions from your Policy Account due on that date are made. However, we will put the net initial premium payment in your Policy Account as of the Register Date if later than the date of receipt.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover monthly administrative charges and to provide insurance coverage, subject to the Grace Period provision on Page 8. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o The monthly administrative charges shown in the Table of Expense Charges in the Policy Information section.

o The monthly cost of any benefits provided by riders to this policy, as determined in accordance with such riders.

o  The monthly cost of insurance for the insured person that we determine.

The monthly cost of insurance is our current monthly "cost of insurance rate" times the "net amount at risk" (current death benefit minus the amount in your Policy Account) at the beginning of the policy month; plus any extra charge shown in the Policy Information section times the Face Amount of Insurance at the beginning of the policy month. For this purpose the amount in your Policy Account is determined before the monthly cost of insurance deduction but after all other deductions due on that date have been made. The cost of insurance rate is based on the sex, attained age, and rating class of the insured person. ("Attained age" means age on the birthday nearest to the beginning of the then current policy year.)

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Changes in Policy Cost Factors" on Page 19. They will never be more than those shown in the Table of Guaranteed Maximum Insurance Cost Rates on Page 4 plus any extra charge stated in the Policy Information section.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a charge if you make a partial withdrawal of the Net Cash Surrender Value (see Page 14).

o We deduct a surrender charge if, during the first ten policy years, you give up the policy for its Net Cash Surrender


85-300-9                             Page 9

Value or you reduce the Face Amount of Insurance or this policy ends without value at the end of a grace period (see Page 13).

o  We deduct a charge if you increase the Face Amount of Insurance (see Page 7).

o  We deduct a charge for certain transfers (see below).

--------------------------------------------------------------------------------

YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment divisions of our SA and to the unloaned portion of our GID at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is at the back of this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You  may  change  such   allocation   percentages   by  written  notice  to  our
Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. At your request we will transfer amounts from your value in any investment division of our SA to one or more other divisions of our SA or to our GID. The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the amount shown on Page 3 or your value in that investment division on that date.

You may ask us to transfer on any policy anniversary an amount from your unloaned value in our GID to one or more investment divisions of our SA. However, we will make such a transfer only if (1) we receive your request for it at least 30 days before that policy anniversary; and (2) the amount you request is not more than the greater of 25% of your unloaned value in our GID on that anniversary or the minimum amount shown on Page 3. In no event will we transfer more than such unloaned value. The minimum amount that we will transfer from your value in our GID on any policy anniversary is the lesser of the amount shown on Page 3 or your unloaned value in our GID on that date.


85-300-9                             Page 10

However, notwithstanding anything to the contrary in the preceding paragraphs we will make a transfer on any date on which a transfer is permitted if the total amount being transferred on that date is at least the amount shown on Page 3.

Four transfers may be made in a policy year without charge. We may make an expense charge for additional transfers in a policy year (see Page 3). You may tell us how much of each expense charge is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us, we will make the expense charge on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the expense charge on the basis of your direction or those percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

You must make all such requests in writing to our Administrative Office. A transfer will take effect on the date we receive it at our Administrative Office, except that a transfer you request from our GID will be made as of the policy anniversary following the date we receive your request.

--------------------------------------------------------------------------------

THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GID and the investment divisions of our SA under this policy.

YOUR VALUE IN OUR GUARANTEED INTEREST DIVISION (GID). The amount you have in our GID at any time is equal to the amounts allocated and transferred to it under this policy, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it under this policy.

We will credit the amount in our GID with interest at effective annual rates we determine. We will determine such interest rates annually in advance for unloaned and loaned amounts in our GID. The rates may be different for unloaned and loaned amounts. The interest rates we determine each year will apply to the policy year that follows the date of determination. Any change in the interest rates we determine will be as described in "Changes in Policy Cost Factors" on Page 19. Such effective annual interest rates will not be less than 4-1/2%.

At the end of each policy month we will credit interest on amounts in our GID as follows:

o On amounts that remain in our GID for the entire policy month, from the beginning to the end of the month.

o On amounts allocated to our GID during a policy month that are net premium payments or loan repayments, from the date we receive them to the end of the policy month. However, we will credit interest on the amount derived from the initial premium payment from the Register Date, if later than the date of receipt.


85-300-11                            Page 11

o On amounts transferred to our GID during a policy month, from the date of the transfer to the end of the policy month.

o On amounts deducted or withdrawn from our GID during a policy month, from the beginning of the policy month to the date of the deduction or withdrawal.

Interest credited to the loaned portion of our GID will be allocated at the end of each policy month to the unloaned portion of our GID.

YOUR VALUE IN THE INVESTMENT DIVISIONS OF OUR SEPARATE ACCOUNT (SA). The amount you have in an investment division of our SA under this policy at any time is equal to the number of units this policy then has in that division multiplied by the division's unit value at that time.

Amounts allocated, transferred or added to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are deducted, transferred or withdrawn. These transactions are called "policy transactions."

The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division up to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the division's unit value on the date of the policy transaction. Policy transactions may be made on any day but the unit value that applies will be the unit value for the next business day. For example, if a monthly deduction from an investment division falls due on a Saturday, it will be made as of that day but at the unit value for the next business day, which usually would be the next Monday.

Unit values for the investment divisions will be determined at the close of trading on each "business day", i.e., each day in which the degree of trading of the investment company's portfolio in which the division is invested might materially affect the net return of the portfolio. Normally, this would be each day that the New York Stock Exchange is open.

The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business day multiplied by the net investment factor for that division on that business day.

The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus (c), where:

     (a) is the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on such business day before any policy transactions are made on that day, plus the per share amount of any dividend or capital gain distribution paid by the investment companies on that day;

     (b) is the value of the assets in that investment division at the close of business on the immediately preceding business day after all policy transactions were made for that day; and


85-300-11                            Page 12

     (c) is a charge not exceeding .00001649 for each day in that "business day", as defined above, corresponding to a charge not exceeding .60% per year for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------

THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in the Policy Account on that date minus any applicable surrender charge.

NET CASH SURRENDER VALUE. The Net Surrender Value is equal to the Cash Surrender Value minus any loan and loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending a written request for it and this policy to our Administrative Office. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value or if it ends without value at the end of a grace period in the first ten policy years, we will subtract a surrender charge from the Policy Account. A description of surrender charges is in the Policy Information section.

If the Face Amount of Insurance is reduced during any of the first ten policy years because you ask us to reduce it, we may also deduct from the Policy Account a pro rata surrender charge. Such deduction will be made in accordance with the "Allocations" provision on Page 10.

The amount of the pro rata surrender charge will be determined by the following formula:
                               A
                               -- x C
                               B

where A--Represents the decrease in the Face Amount of Insurance to which a surrender charge will be applied. The amount of the decrease is the difference between the Face Amount of Insurance immediately before the reduction and the new Face Amount of Insurance. However, this amount will be reduced by (1) the sum of all requested and approved prior increases in the Face Amount of Insurance; less (2) the sum of all requested and approved prior reductions in the Face Amount of Insurance (as described in sections 1 and 2 of "Changing the Face Amount of Insurance or the Death Benefit Option" on Page 7) minus the portion of such prior reductions on which a pro rata surrender charge was previously made.


85-300-13                            Page 13
where B--Is the initial Face Amount of Insurance.

where C--Is the applicable surrender charge immediately before the reduction.

If a pro rata surrender charge is made, the surrender charges shown in the Table on Page 3 are reduced proportionately, and we will send you a new table which reflects such changes.


PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year you may ask for a partial Net Cash Surrender Value withdrawal, subject to our approval and to the minimum withdrawal amount shown in the Policy Information section. A partial withdrawal will result in a reduction in the Death Benefit, the Cash Surrender Value and in your Policy Account equal to the amount requested plus the expense charge shown in the Table of Expense Charges in the Policy Information section.

Your request for a partial Net Cash Surrender Value withdrawal must be in writing to our Administrative Office. You may tell us how much of each partial withdrawal and expense charge is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal on the basis of your direction or those percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the Death Benefit, Cash Surrender Value and in your Policy Account will take effect on the date we receive it at our Administrative Office. We will send you a new Policy Information section that reflects the changes. It will become a part of this policy. We may require you to return the policy to our Administrative Office to make a change.

We reserve the right to decline a request for a partial Net Cash Surrender Value withdrawal if: (a) the Death Benefit would be reduced below the minimum amount for which we would then issue this policy under our rules; or (b) we determine that the withdrawal would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 19).


85-300-13                            Page 14

HOW A LOAN CAN BE MADE

POLICY LOANS. You can get a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Policy Information section. Any amount on loan is part of your Policy Account (see page
11).

The loan value on any date is the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. Any existing loan and loan interest will be subtracted from a new loan.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the loan is to be allocated to your unloaned value in our GID and your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GID. Thus, when a loaned amount is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GID.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5-1/2%. "Published Monthly Average" means the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which the policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. We reserve the right to establish a rate lower than the maximum.

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.


85-300-15                            Page 15

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force. We will assume that any payment you make to us while you have a loan is a loan repayment, unless you tell us in writing that it is a premium payment.

Repayments will first be allocated to our GID until you have repaid any loaned amounts that were allocated to our GID. You may tell us how to allocate repayments above that amount among our GID and the investment divisions of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the Net Cash Surrender Value is less than the monthly deduction due on a monthly policy anniversary. In that case, the Grace Period provision will apply (see Page 8).

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

--------------------------------------------------------------------------------

OUR SEPARATE ACCOUNT (SA)

The Separate Account is our Separate Account FP (SA). We established and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of any investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

INVESTMENT DIVISIONS. Our SA consists of "investment divisions." Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is at the back of this policy. We may from


85-300-15                            Page 16
time to time make other investment divisions available to you. We will provide you with written notice all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term "investment division" in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent.

If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change. If you have value in that investment division, if you wish we will transfer it at your written direction from that division (without charge) to another division of our SA or to the unloaned portion of our GID, and you may then change your premium and deduction allocation percentages.

--------------------------------------------------------------------------------

OUR ANNUAL REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current Death Benefit, the value you have in our GID, the number of units, the unit value and the total value you have in each investment division of our SA, the Cash Surrender Value and any outstanding policy loan with the current loan interest rate. It will also show the premiums paid and policy transactions for the year. For the investment divisions of our SA it will show the dollar amount of each transaction, the number of units involved in the transaction and the unit value on the date of the transaction. The report will also show such other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.


85-300-7                             Page 17

HOW BENEFITS ARE PAID


You can have insurance benefits, Net Cash Surrender Value withdrawals, and the Policy Account payable on the Final Policy Date paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the insured person dies, the beneficiary will have this right when the insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the insured person dies.

Payments under the following options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2.  INSTALLMENT PAYMENTS: There are two ways that we pay installments:

    FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on Page 22.

    FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments on Page 22. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

4. OTHER: We will apply the sum under any other option requested that we make available at the time of the insured person's death or Net Cash Surrender Value withdrawal, or on the Final Policy Date, whichever applies.

We guarantee interest under the Deposit Option at the rate of 3% a year and under either Installment Option at 3-1/2 % a year. We may raise these guaranteed rates. We may also allow interest under the Deposit Option and under either Installment Option at a rate above the guaranteed rate.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.


85-300-17                            Page 18

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------

OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the initial premium payment shown in the Policy Information section.

This policy, and the attached copy of the initial application and all subsequent applications to change the policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State Laws and regulations.

Only our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES--APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to assure this qualification for you we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, or to decline to make partial withdrawals that would cause the policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders (for example in the percentages on Page 6) or to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the Date of Issue shown in the Policy Information section. We will not contest any policy change that


85-300-19                            Page 19
requires evidence of insurability, or any reinstatement of this policy, after the change or reinstatement has been in effect for two years during the insured person's lifetime.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit and benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and loan interest and minus any partial withdrawal of the net cash surrender value. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the Death Benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase. This will include the expense charge deducted for the increase (see Page 7).

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment divisions of our SA if: (1) the New York Stock Exchange is closed; (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy owners. During such times, as to amounts allocated to the investment divisions of our SA, we may defer:

1.  Determination and payment of Net Cash Surrender Value withdrawals;

2. Determination and payment of any death benefit in excess of the Face Amount of Insurance;

3.  Payment of loans;

4.  Determination of the unit values of the investment divisions of our SA;


85-300-19                            Page 20

5.  Any requested transfer; and

6.  Use of insurance benefits under the payment options.

As to amounts allocated to our GID, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GID that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to or more than those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base minimum cash surrender values and reserves on the "Commissioners 1980 Standard Ordinary Male and Female Mortality Tables." We also use these tables as the basis for determining maximum insurance costs, taking account of sex, attained age and rating class of the insured person. We use interest compounded annually at 4-1/2%.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

POLICY CHANGES. You may change this policy to another available plan of insurance or add additional benefit riders or make other changes, subject to our rules at the time of change.


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


                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                                    OPTION 2A

                            FIXED PERIOD INSTALLMENTS
                            -------------------------

    Number
    of Years                         Monthly                         Annual
  Installments                     Installment                     Installment
  ------------                     -----------                     -----------
        1                            $84.70                         $1000.00
        2                             43.08                           508.60
        3                             29.21                           344.86
        4                             22.28                           263.04
        5                             18.12                           213.99

        6                             15.36                           181.32
        7                             13.38                           158.01
        8                             11.91                           140.56
        9                             10.76                           127.00
       10                              9.84                           116.18

       11                              9.09                           107.34
       12                              8.47                            99.98
       13                              7.94                            93.78
       14                              7.49                            88.47
       15                              7.11                            83.89

       16                              6.77                            79.89
       17                              6.47                            76.37
       18                              6.20                            73.25
       19                              5.97                            70.47
       20                              5.76                            67.98

       21                              5.57                            65.74
       22                              5.40                            63.70
       23                              5.24                            61.85
       24                              5.10                            60.17
       25                              4.97                            58.62

       26                              4.84                            57.20
       27                              4.73                            55.90
       28                              4.63                            54.69
       29                              4.54                            53.57
       30                              4.45                            52.53

If installments are paid each 3 months, they will be 25.32% of the annual installments. If they are paid each 6 months, they will be 50.43% of the annual installments.

                                    OPTION 3

                               MONTHLY LIFE INCOME
                               -------------------
               10 Years Certain        20 Years Certain        Refund Certain
               ----------------        ----------------        --------------

   AGE         Male       Female        Male      Female       Male     Female
    50         $4.50       $3.96       $4.27       $3.89     $ 4.28      $3.87
    51          4.58        4.02        4.32        3.94       4.35       3.93
    52          4.67        4.09        4.38        4.00       4.42       3.99
    53          4.75        4.16        4.44        4.06       4.50       4.05
    54          4.85        4.24        4.50        4.12       4.58       4.11

    55          4.94        4.32        4.56        4.18       4.66       4.18
    56          5.04        4.40        4.62        4.24       4.74       4.25
    57          5.15        4.49        4.68        4.31       4.83       4.33
    58          5.26        4.58        4.74        4.38       4.93       4.41
    59          5.37        4.68        4.81        4.45       5.03       4.49

    60          5.49        4.78        4.86        4.52       5.13       4.58
    61          5.62        4.89        4.92        4.59       5.24       4.67
    62          5.75        5.00        4.98        4.66       5.35       4.77
    63          5.88        5.12        5.04        4.73       5.48       4.88
    64          6.03        5.25        5.09        4.80       5.60       4.99

    65          6.17        5.39        5.14        4.88       5.74       5.10
    66          6.32        5.53        5.19        4.95       5.88       5.22
    67          6.48        5.68        5.24        5.01       6.03       5.35
    68          6.64        5.83        5.28        5.08       6.18       5.49
    69          6.80        6.00        5.32        5.14       6.35       5.64

    70          6.97        6.17        5.35        5.20       6.53       5.79
    71          7.15        6.34        5.38        5.26       6.71       5.96
    72          7.32        6.53        5.41        5.30       6.91       6.13
    73          7.50        6.72        5.43        5.35       7.12       6.32
    74          7.67        6.92        5.45        5.38       7.34       6.52

    75          7.85        7.12        5.47        5.42       7.58       6.73
    76          8.02        7.32        5.48        5.44       7.82       6.96
    77          8.19        7.53        5.49        5.46       8.09       7.21
    78          8.36        7.75        5.50        5.48       8.38       7.47
    79          8.52        7.96        5.50        5.49       8.67       7.75

    80          8.67        8.16        5.51        5.50       9.00       8.05
    81          8.81        8.36        5.51        5.51       9.34       8.39
    82          8.94        8.55        5.51        5.51       9.70       8.73
    83          9.06        8.73        5.51        5.51      10.10       9.12
    84          9.16        8.90        5.51        5.51      10.52       9.53
85 & over       9.26        9.05        5.51        5.51      10.96       9.97

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.


85-300-21                            Page 22